EXHIBIT 12.1

Louisiana Casino Cruises, Inc.
Calculation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

                                     Year Ended                 Three Months Ended
                                     November 30,                   February 28,

                           1998     1997      1996      1995      1999      1998

                                                                    (unaudited)

INTEREST                  $5,160   $5,214    $5,773    $5,923    $2,072    $1,267
AMORTIZATION AND OTHER        48      741     1,229     3,833        --        66
FIXED CHARGES             $5,208   $5,995    $7,002    $9,756    $2,072    $1,333
                          ======   ======    ======    ======    ======    ======
PRETAX INCOME             $4,347   $5,552    $8,643    $5,990    $1,307(a) $  802
                          ======   ======    ======    ======    ======    ======
RATIO OF EARNINGS TO
FIXED CHARGES               1.83x    1.95x     2.25x     1.60x     1.63x     1.60x

(a) Before extraordinary item.